Exhibit 99.1

DAILY JOURNAL CORPORATION ADDRESSES BUXTON HELMSLEY’S BRAZEN THREATS AND EXPOSES THE FIRM’S DISINGENUOUS, SELF-SERVING AGENDA

The Company has Referred Buxton and its CEO, Alexander Erwin Parker, to Federal and State Authorities for Consideration of Criminal Prosecution

The Company Stands Firmly Behind its Financial Statements and Accounting Judgments

LOS ANGELES, Dec. 26, 2025 (GLOBE NEWSWIRE) -- Daily Journal Corporation (the “Company”) today issued the following statement in response to a flood of false, misleading and self-interested correspondence from Buxton Helmsley USA, Inc. (“BuHeUI”) and its Chief Executive Officer, Alexander Erwin Parker, to the Company and members of its Board of Directors (the “Board”). BuHeUI, which until recently held no shares of the Company and now appears to be the record holder of one share, has threatened to run a campaign to take control of the Board unless the Company agrees to enter into a “cooperation agreement” with BuHeUI. Needless to say, the Board has unanimously rejected BuHeUI’s latest shakedown attempts.

A Recap of BuHeUI’s Self-Serving Campaign

Mr. Parker started sending error-filled letters to the Company in July alleging that it was improperly expensing software development costs that should be capitalized under ASC 985-20, Costs of Software to be Sold, Leased or Marketed. Expensing less and capitalizing more would overstate the Company’s net income and, according to Mr. Parker, “unlock value.” He then demanded two seats on the Company’s Board and a consulting contract that would give him a cash payment of 15 cents for every dollar of appreciation in the Company’s stock price. He estimated that this would pay him $24 million. Keep in mind, he was not a stockholder of the Company – just a young, self-styled activist looking to make easy money at the expense of stockholders.

The Company refuted Mr. Parker’s accounting allegations and rejected his transparent hustle, so he’s back with a new approach. In the last two weeks, Mr. Parker has sent no fewer than 13 letters and emails to the Company, its directors and officers. Like his letters from over the summer, Mr. Parker’s most recent communications again baselessly allege that the Company’s software accounting is incorrect, add allegations of securities law violations and governance failures (which we address below) and threaten a proxy contest for control of the Board unless the Company agrees to his demands. The letters also double down on Mr. Parker’s modus operandi: threaten everyone with reputational ruin until they give you what you want.

But you’re not allowed to do that. Mr. Parker has stepped over the line.

BuHeUI’s Threats to Baselessly Damage Professional Reputations Represent a New Low

Mr. Parker threatened one of the Company’s directors, John Frank (who is a lawyer), with a groundless disciplinary referral to the State Bar of California unless he agreed to terminate the Company’s CEO and support a “cooperation agreement” with BuHeUI. He also threatened Company director Mary Conlin as part of his scheme. Both Mr. Frank and Ms. Conlin joined the Company Board at the invitation of Charlie Munger, based on many decades of association and mutual respect. Here are excerpts (underlining is ours) from Mr. Parker’s letters, where we consider his approach coercive and inappropriate:

December 18, 2025 Letter from Mr. Parker:

“We are prepared to file a complaint with the State Bar of California … However, we are willing to forego such a filing if the Company takes immediate and appropriate remedial action to address the governance and financial reporting failures we have identified.”

December 18, 2025 Follow-Up Email from Mr. Parker:

“You and Mary have the votes to terminate [the CEO] and settle this matter. If you do that … I am prepared to work with you and Mary, not against you. You do not have to resign. The bar referral goes away. We move forward together.”

December 21, 2025 Letter from Mr. Parker:

“We have offered you and Mary Murphy Conlin a path to preserving your seats on the Board of the Company, and hope you both realize the self-destructive effects of not taking it. I will praise both you and Ms. Conlin in a press release announcing our cooperation agreement, but will do the very opposite if this proceeds any further to a proxy contest.”

Since July 2025, Mr. Parker has:

●	referred the Company to the SEC Enforcement Division when we refused to pay him money;
●	referred the Company’s auditor, Baker Tilly, to the Public Company Accounting Oversight Board when they refused to withdraw their audit opinion;
●	threatened the Company’s CFO with a disciplinary referral to the SEC and the California Board of Accountancy if he certifies this year’s financial statements; and
●	threatened a Company director with a disciplinary referral to the State Bar of California unless he agreed to Mr. Parker’s demands.

To be clear, there is no merit to any of the accusations underlying these threats or referrals. Mr. Parker has made these threats and referrals solely to harass and intimidate the Company, its auditor, its directors and its senior executives into making some sort of deal with him.

In the Board’s view, enough is enough. The Company has referred this matter to federal and state authorities to evaluate the evidence and consider criminal prosecution of BuHeUI and Mr. Parker. It has also referred them to the SEC’s Enforcement Division for consideration of civil charges related to their threats.

The Company wants to assure its stockholders that it stands firmly behind its financial statements, accounting judgments and disclosures related to software development costs.

Finally, Mr. Parker has identified Weiyee In and Rumbidzai Bwerinofa-Petrozello (as well as himself) as “future nominees” in a potential proxy contest at the Company’s 2026 Annual Meeting. We ask Mr. In and Ms. Bwerinofa-Petrozello to seriously consider whether they want to be associated with this kind of behavior. Sometimes age is just a number, but we think the 29-year-old Mr. Parker needs to acquire more experience and better judgment, which is on full display once again. Setting aside whatever incentives he may have offered them, Mr. In and Ms. Bwerinofa-Petrozello should know better and should be urging Mr. Parker to stop his destructive campaign. The same goes for Charles Garcia and Beth Haddock, Esq., who serve with Ms. Bwerinofa-Petrozello on the Board of BuHeUI, and anyone else who might be considering a partnership with Mr. Parker or assisting in his efforts.

Supplemental Information Regarding BuHeUI’s Assertions

Claim #1: The Company should capitalize its software development costs. There’s a 2018 Journal of Accountancy article that says companies using “agile” development methods must do so.

Wrong. Mr. Parker is making assumptions about the Company’s software development cycle without the necessary knowledge of it. By contrast, the Company’s accounting personnel work closely with the Company’s software engineering teams and outside experts to understand the development cycle, the nature of upgrades and enhancements, and the activities occurring in the window between technological feasibility and when the software is made available to customers.

There’s nothing wrong with the article that Mr. Parker cites about “agile” development – but he is not correctly applying it to the facts, nor is capitalization mandatory. Second, Mr. Parker continues to misunderstand the units of account evaluated under ASC 985-20. While the underlying software may have reached technological feasibility in a prior period, each new upgrade or enhancement must undergo its own feasibility assessment. Also, only costs between technological feasibility and the point at which the software is available for customer use can be capitalized, and the Company has no such costs. Finally, Mr. Parker has yet to acknowledge that he was wrong when he claimed that other public companies were capitalizing software development costs like ours under ASC 985-20, when it appears they were actually capitalizing costs for internal use software under an entirely different accounting standard.

The Company’s approach to software development accounting was reviewed by a third-party expert, and the Company’s auditor has signed off on our prior financial statements. The Company expects to file its Annual Report on Form 10-K for Fiscal Year 2025 next week, and it will reflect the Company’s continued application of ASC 985-20, consistent with past practice.

Claim #2: The retirement of the Company’s CFO, Tu To, was connected to Mr. Parker’s “concerns regarding the Company’s software development cost accounting under ASC 985-20.”

Wrong. Ms. To is retiring after 42 years of dedicated service to the Company. The appointment of Erik Nakamura represents a continuation of the Company’s initiatives since 2023 to build a first-class finance team for the future, alongside modernized accounting systems and improved internal controls.

Claim #3: The Company’s July 29, 2025 Form 8-K should have referenced the date of Mr. Parker’s initial letter as the “date of earliest event reported.”

Wrong. The Company was not required to report the receipt of Mr. Parker’s letter under any of the Items in Form 8-K. The Company filed the Form 8-K voluntarily in order to make Mr. Parker’s scheme available for all to see.

Claim #4: The Company violated Regulation FD by informing Mr. Parker that it would look into his claims.

Wrong. Regulation FD prohibits companies from making selective disclosures of material non-public information to certain market participants. There was nothing “material” about telling Mr. Parker that we’d evaluate his accounting claims and get back to him.

Claim #5: Mr. Parker is “licensed by FINRA.”

Wrong. The FINRA website lists Mr. Parker as “currently not registered” and as a “previously registered investment adviser.” Mr. Parker says he has passed the Series 65 exam, but that does not mean he is a licensed broker in good standing with FINRA. FINRA does not issue Series 65 licenses, so we think he should probably stop claiming that.

Claim #6: The Company’s executive officers engaged in “clearly illegal practices” by making willful false certifications of financial statements.

Wrong. The Company’s CEO and CFO have properly certified the Company’s financial statements in accordance with law. Mr. Parker simply cannot accept that the initial premise of his attempt to get money from the Company was based on a mistake he made.

Claim #7: The Company’s directors and officers filed late Section 16 reports.

This one is true. The directors and officers who did not own stock when they joined the Company did not file Forms 3 at that time, given there was nothing to report. They were indeed supposed to file Forms 3 listing their “zero” shares. Also, directors and officers are supposed to file Forms 4 to report the acquisition of stock when equity grants are made or vest, rather than when the shares are delivered. When the Company recognized the error, the late reports were filed, and the Company revised its procedures to ensure compliance going forward. Just to be clear, no director or officer bought or sold any Company stock that was not reported. Each of the late Section 16 reports related only to equity grants from the Company that were detailed in the Company’s proxy statements. Also, Mr. Parker did not “discover” these late filings. They were clearly noted as such in the Forms 3 and 4 and will also be noted in the Company’s proxy statement in accordance with SEC rules.

In conclusion, the Board is confident in the Company’s financial reporting, governance practices and leadership. While our forthcoming Form 10-K and proxy materials will likely trigger another round of nonsense from Mr. Parker that might require additional comment, the Company believes it has addressed the substance of the recurring assertions and does not intend to engage further in public debate on these matters. (Although the Company does expect to file a Form 8-K on December 29 attaching this press release and all of Mr. Parker’s recent correspondence so that stockholders can read for themselves what the Company has been dealing with.) The Board remains fully focused on acting in the best interests of the Company and all of its stockholders. It will not be diverted from that responsibility by coercive tactics, nor will it compromise the Company’s integrity, independence or governance standards.

Stockholders do not need to take any action at this time.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release are “forward-looking” statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “should,” “believes,” “will,” “plans,” “estimates,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents we file with the Securities and Exchange Commission.

Additional Information and Where to Find It

The Company intends to file with the SEC a proxy statement on Schedule 14A with respect to its solicitation of proxies for the 2026 Annual Meeting of Stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Stockholders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at ir.dailyjournal.com.

Participants

The Company, along with its directors, officers and certain employees, will be participants in the solicitation of proxies with respect to the 2026 Annual Meeting of Stockholders. Information about the Company’s executive officers and directors and their holdings of Company stock is located in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders, filed with the SEC on January 8, 2025, and will be updated in the proxy statement for the 2026 Annual Meeting. These documents are or will be available free of charge at www.sec.gov and at ir.dailyjournal.com.

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Contact: Jessica Marshall (778) 716-6706